UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 11, 2004

SILICON IMAGE, INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-26887	77-0396307
(Commission File Number)	(IRS Employer Identification No.)

1060 East Arques Ave., Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

(408) 616-4000
(Registrant’s telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.            ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 11, 2004, the Registrant entered into an employment offer letter with Steve Laub for the position of the Registrant’s Chief Executive Officer and President, which became effective on November 11, 2004 when Mr. Laub commenced employment with the Registrant. The Offer Letter sets forth the terms of Mr. Laub’s employment with the Registrant including his receiving an annual base salary of $425,000 and a potential bonus of at least 50% of annual base salary and participating in the Registrant’s health, insurance and employee benefit plans. In addition, Mr. Laub is receiving an option grant to purchase 1,500,000 shares of the Registrant’s common stock pursuant to a non-plan option agreement.  This option vests over four years and has an exercise price of $15.20, the closing price of the common stock on the employment commencement date.  Unless Mr. Laub earlier ceases to provide services to the Registrant, this option will expire 10 years after the date of grant.

Mr. Laub’s offer letter provides that in the event that his employment is terminated without cause, for good reason or due to death or disability, he shall be entitled to (i) cash severance (at the rate of his current annual base salary) and COBRA insurance premiums (if he elects COBRA coverage) for 12 months following his termination and (ii) the calculated amount (if any) payable to the Chief Executive Officer of the Registrant under the executive bonus program of the Registrant for the entire year in which such termination occurs and pro rated for a sufficient portion of the following year so as to constitute participation in such executive bonus program effective through the date that is one year after such termination.  In the event of his termination without cause, for good reason or due to death or disability, he shall also be entitled to twelve months of accelerated vesting under his stock options and restricted stock awards.

In the event (i) there is a change of control of the Registrant, (ii) Mr. Laub is not offered the position of chief executive officer of the successor company, and (iii) if so requested by the successor company, he continues to serve the successor company for a transition period not to exceed six months, then upon termination from the Registrant or its successor in connection with the change of control or completion of such transition period, he shall be entitled to (x) cash severance (at the rate of his current annual base salary) and COBRA insurance premiums (if he elects COBRA coverage) for 12 months following his termination or completion of such transition period, (y) the calculated amount (if any) payable to the Chief Executive Officer of the Registrant under the executive bonus program of the Registrant for the entire year in which such termination or completion of such transition period occurs and pro rated for a sufficient portion of the following year so as to constitute participation in such executive bonus program effective through the date that is one year after such termination or completion of such transition period, and (z) accelerated vesting under his stock options and restricted stock awards, or equity securities of the successor company received in exchange therefor, based on the number of options and/or shares that would have vested had he remained employed with continued vesting for three years after the later of the closing of the change of control or the completion of such transition period.

ITEM 5.02.            ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On November 11, 2004, the Registrant appointed Steve Laub as its Chief Executive Officer and President, which appointment became effective on November 11, 2004 when Mr. Laub commenced employment with the Registrant.  The Registrant entered into an employment offer letter and non-plan stock option agreement with Mr. Laub.  The terms of such offer letter and option agreement are described in Item 1.01 of this report.  Mr. Laub is 46 years old.  From June 1990 to December 2003, Mr. Laub was employed by Lattice Semiconductor Corporation, a manufacturer of semiconductor devices, serving as President from October 2001 to November 2003, Senior Vice President and Chief Operating Officer from August 1996 to October 2001 and Vice President and General Manager from June 1990 to August 1996.  Mr. Laub also served on the Board of Directors of Lattice Semiconductor from October 2001 to

November 2003.  Prior to his tenure at Lattice Semiconductor, Mr. Laub was a partner at Bain & Company, a global strategic consulting firm.

Mr. Laub has also been elected to the Board of Directors of the Registrant as a Class I director to fill a newly-created vacancy in such class, effective November 11, 2004.  Mr. Laub’s term as a Class I director is scheduled to expire in 2006.  Election to the Board of Directors is contemplated by Mr. Laub’s employment offer letter with the Registrant, which also describes Mr. Laub’s compensation for serving as the Chief Executive Officer of the Registrant, as set forth in Item 1.01 of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2004		SILICON IMAGE, INC.

	By:	/s/ Patrick Reutens
Patrick Reutens
Chief Legal Officer